STOCK PURCHASE AGREEMENT

Between the

SELLING SHAREHOLDERS

of

PACIFIC LIGHTING MANAGEMENT, INC.

and

SOLAR INTEGRATED ROOFING CORP.

dated

as of

March 16, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated for reference purposes only March 16, 2021, is entered into between Solar Integrated Roofing Corp., a Nevada corporation (“Buyer”) and Tim Hatamian and Amad Noruz, the shareholders of Pacific Lighting Management, Inc. (the selling shareholders hereinafter collectively "Seller"). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns all the issued and outstanding shares of common stock (the “Shares”) of Pacific Lighting Management, Inc., a California corporation (the "Company"); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; OTHER AGREEMENTS

Section 1.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "Encumbrance"). The purchase and sale of the Shares shall take place in two separate transactions as set forth in Section 1.02.

Section 1.02Purchase Price.

(a)Transaction No. 1. At the Closing, Seller shall sell and Buyer shall purchase Sixty (60%) Percent of the Shares. The purchase price for the Shares sold under Transaction No. 1 shall be $1,500,000.00 cash (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller at the Closing in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions attached hereto as Schedule A.

Transaction No. 2. Twenty-four months after Closing, Seller shall sell and Buyer shall purchase the remaining Forty (40%) Percent of the Shares. The purchase price for the shares sold under Transaction No. 2 shall be based on a ratio of purchase price versus the trailing 24-month average annual revenue for the 24-month period immediately following Closing with an anticipated multiplier of 1.68. As an example, if the average annual 24-month revenue is $3.5M, then the value of 100% of the Shares of PLEMCo will be valued at 1.68 x $3.5M = $5.88M, thus the value for 40% of the shares would be valued at $2,352,000. An amount equal to 40% of the post- closing liquidity (stated in §1.04) and corrected for any adjustments thereupon, shall be added to result. Seller shall have discretion as to the composition of the purchase price under Transaction No. 2 and may elect to receive any combination of cash and Buyer’s common stock provided the combined amount does not exceed the agreed upon purchase price for this Section 1.02(b). Buyer has an affirmative obligation to purchase and Seller has an affirmative obligation sell the remaining 40% Percent of the Shares no later than 24-months following Closing. In the event

Buyer doesn’t purchase the remaining 40% of the Shares by the 24th month after closing, then the 60% of the shares in Transaction No. 1 in Section 1.02 (a) will revert back to Seller at no cost.

Section 1.03Excluded Assets. The following Company assets are excluded from the sale contemplated by this Agreement: (i) bank accounts; (ii) deposits; (iii) lease deposit and any insurance refunds; (iv) cash; (v) accounts receivable for services performed prior to close; (vi) loans forgiven (vii) tax credits based on operations prior to the close, (iix) Outstanding rebates, (ix) additional tax refunds or credits as the result of amended tax returns and (x) prepaid taxes. Seller shall retain all cash prior to the close via a distribution. Buyer agrees to remit to Seller funds from accounts receivable in (v) above, as and when received and collected after the close.

Section 1.04Post-Closing Contributions.

(a)Working Capital. Both Parties will inject sufficient Working Capital into the business at Closing at a ratio proportional to the ownership (60/40) so Company operations can continue uninterrupted. The amount of Working Capital required is estimated to be between

$200,000 and $250,000.

(b)Line of Credit. Immediately upon Closing, Buyer shall provide Company a line of credit in the amount of Five Hundred Thousand ($500,000.00) Dollars to provide additional liquidity for Company contracts. Funds drawn by the Company against the line of credit shall accrue interest at the rate of Five (5%) Percent per annum.

Section 1.05Payment. Within 48 hours of execution of this Agreement by all Parties, Buyer shall make payment in full of the Purchase Price to Seller and Broker pursuant to the wire instructions attached hereto and incorporated herein by this reference as Exhibit A.

Section 1.06Employment Arrangements. Upon Closing, Buyer shall offer employment to substantially all of Company’s employees. Company management shall use its reasonable best effort to assist Buyer in employing said individuals. Seller shall continue employment with its current responsibilities for one year after Closing and shall receive a monthly salary of $3,800 per person. During the course of this one-year employment, Seller and Buyer shall work together to gradually shift employment responsibilities from Seller to Buyer and mutually agreed tapering off starting six months after the close. Buyer and Seller shall work together in any efforts involving the hiring of new employees for the Company. Before the end of the sixth month after the close, the Seller commits to provide (or help hire) a key-employee under whose license the company can continue to operate. The license shall be one of California type: A, B, or C10.

ARTICLE II

CLOSING

Section 2.01Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on March 16, 2021, or at such other date that the parties shall mutually agree that the pre-closing conditions described below have been satisfied or waived (the "Closing Date") at such place or manner as the parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. PST on the Closing Date. The following are conditions precedent to the Closing occurring:

(a)Buyer shall have taken all necessary corporate action, obtained all necessary approvals and submitted all required filings in order to purchase the Shares, and

(b)Seller shall have obtained any required consents to the sale of the Shares required under any of Seller’s Material Contracts.

Section 2.02Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a)Upon successful revocation of Company’s S-corporation status, share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b)A certificate of the Secretary (or other officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) the names, titles, and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents, and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c)[Reserved]

(d)A certificate of status for the Company from the California Secretary of State and a certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority of each state where the Company is required to be qualified to do business. For purposes of this Agreement, "Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(e)[Reserved]

(f)[Reserved]

Section 2.03Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a)The Purchase Price.

(b)A certificate of the Secretary (or other officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, "Seller's knowledge," "knowledge of Seller," and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, if any, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.

Section 3.03Capitalization.

(a)Seller owns 100% of the Company shares presently issued and outstanding. All Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all Shares, free and clear of all Encumbrances.

(b)All Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "Person").

(c)There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of stock of the Company or obligating Seller or the Company to issue or sell any shares of stock of, or any other interest in, the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental

Authority ("Governmental Order") applicable to Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "Contracts"), to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06Financial Statements. All financial statements and balance sheets of the Company provided to Buyer and/or Parent during the course of negotiating this Agreement are based on the books and records of the Company and Fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

Section 3.07Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "Liabilities"), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09Real Property; Title to Assets.

(a)Schedule B of this Agreement lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "Real Property"), including: (i) the street address of each parcel of Real Property; (ii) for property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of either party; and (iii) the current use of such property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items so identified in Schedule B of this Agreement.

(c)The Company has rented 300 square feet of unused space under an informal month-to-month arrangement for $600.00 per month. The use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.10Intellectual Property.

(a)"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)The Company owns or has the valid and enforceable right to sue all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as is currently conducted or as proposed to be conducted (the "Company Intellectual Property"), free and clear of all Encumbrances. All Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.11Material Customers and Suppliers.

(a)Schedule C of this Agreement sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to Five (5%) Percent of the Company’s gross revenue for each of the two most recent fiscal years (collectively, the "Material Customers"). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company, other than completion of any contracts.

(b)Schedule D of this Agreement sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to Twenty (20%) Percent of the Company’s supply costs for each of the two most recent fiscal years (collectively, the "Material Suppliers"). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.12Insurance. Buyer and/or Parent have had an opportunity to review and ask questions about the Company’s current policies or binders of insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the "Insurance Policies"). Such Insurance Policies: (a) are in

full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 3.13Litigation; Governmental Orders.

(a)There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to Seller's knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.14Compliance with Laws; Permits.

(a)The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, "Permits") that are required for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect.

Section 3.15Environmental Matters.

(a)The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b)There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

(c)As used in this Agreement: (i) "Environmental Laws" means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and

(ii) "Hazardous Substances" means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

Section 3.16Employee Benefit Matters.

(a)Seller has provide Buyer with the opportunity to review all of the Company’s "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, "ERISA"), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a "Benefit Plan").

(b)For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan's continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued or adequately reserved for to the extent required by GAAP.

(d)The Company has not: (i) incurred, nor reasonably expects to incur, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable Law relating to any Benefit Plan; or (ii) incurred, nor reasonably expects to incur, any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained any: (i) "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) "single-employer plan" as defined in Section 4001(a)(15) of ERISA; (iii) "multiple employer plan" as defined in Section 413(c) of the Code; (iv) "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 3.17Employment Matters.

(a)All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "Union"), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)The Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.18Taxes.

(a)All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) ("Tax Returns") required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.19Books and Records. The minute books and share record books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.20Brokers. Buyer and Seller (“The Parties”) acknowledge that CrossRoads Business Brokers, Inc. (‘Broker”) was the only Broker in the Transaction representing the Seller only. Seller is responsible for paying the Broker Fees in cash (and stock if applicable), as per the Seller Representation Agreement signed between Broker and Seller dated 11/13/2020. Seller shall execute appropriate irrevocable instructions to Escrow (or Buyers if no escrow) to wire the Broker fees and allocate Buyer’s stock directly to Broker at Closing from the proceeds at Closing.

Section 3.21Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, "Buyer's knowledge," "knowledge of Buyer," and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.01Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents ("Representatives") to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed. Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

TAX MATTERS

Section 6.01Tax Covenants.

(a)Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election: (ii) amend any Tax Return; or (iii) take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of such Straddle Period beginning after the Closing Date.

(b)All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller, nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder. Notwithstanding anything to the contrary in this Agreement, Seller shall retain an interest in any tax credits and tax refunds derived from any tax filing for any and all tax periods prior to Closing.

Section 6.04Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "Losses") attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. For purposes of this Agreement, a "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05[Reserved]

Section 6.06Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "Tax Records") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.18 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

ARTICLE VII

INDEMNIFICATION

Section 7.01Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all

Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 7.02Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04Survival. Subject to ARTICLE VI, all representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is Five (5) years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.20, Section 4.01, and Section 4.04 shall survive indefinitely; (b) Section 3.15 shall survive for a period of Seven (7) years after the Closing; and (c) Section 3.16 and Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 7.06Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

Section 8.01Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Tim Hatamian, CFO
1638B E, Edinger Ave Santa Ana
CA 92705
Email: tsh@plem.co

If to Company:

If to Buyer:	1475 N Cuyamaca St
El Cajon, CA 92020
Email: dmassey@sircfamily.com
Attention: David Massey

with a copy (which shall not constitute notice) to:	897 Baxter Drive South Jordan, UT 84095
Email: jeff@jdt-legal.com Attention: Jeff Turner

Section 8.03Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of San Diego and county of San Diego, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 8.09Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

By:
Name: Tim S. Hatamian
Shares Owned: 500
Percent Owned: 50%

By:
Name: Amad Noruz
Shares Owned: 500
Percent Owned: 50%

BUYER
SOLAR INTEGRATED ROOFING CORP.

By:
Name: David Massey
Title: Manager
Agreed and Accepted: COMPANY
Pacific Lighting Management, Inc.

By:
Dr. Tim Hatamian. CFO

By:
Amad Noruz, COO

SCHEDULE A

Wire Instructions for Seller and Broker

SELLER

Shareholder-1 of 2 Amount: US$$680,000.00
Wire Transfer Instructions
Bank Name:	Bank of America
Routing Number:	122000661
Account Holder Name:	Tim S Hatamian
Account Number:	08440571185
Bank Address:	13341 Newport Ave Tustin CA 92780

Shareholder-2 of 2 Amount: US$$680,000.00
Wire Transfer Instructions
Bank Name:	Bank of America
Routing Number:	121000358
Account Holder Name:	Amad Noruz & Ninouche Mehrnouche
Account Number:	002341240966
Bank Address:	31531 Santa Margarita Pkwy, Rancho Santa Margarita, CA 92688

BROKER

Amount: US$$140,000.00
Wire Transfer Instructions
Bank Name:	Wells Fargo Bank
Routing Number:	121000248
Account Holder Name:	CrossRoads Business Brokers, Inc.
Account Number:	2097562215
Bank Address:	420 Montgomery Street San Francisco, CA 94104

SCHEDULE B

Real Property; Title to Assets

Identify all Real Property Interests as required under Section 3.10 of this Agreement. For any leased properties, please provide a lease/rental agreement identifying the following: (i) Landlord; (ii) Monthly Rent; (iii) Date of Lease Termination; and (iv) Lease Renewal Rights.

Property Address	Lease/Own	Property Use	Encumbrances
None

SCHEDULE C

Material Customers

Identify each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to Five (5%) Percent of the Company’s gross revenue for each of the two most recent fiscal years.

Customer Name	% of Gross Revenue
The Irvine Company	8%
Yoder Development	5%
The US government	71%
California DGS	5%

SCHEDULE D

Material Suppliers

Identify each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to Twenty (20%) Percent of the Company’s supply costs for each of the two most recent fiscal years

Supplier Name	% of Supply Costs
Axis Lighting Group	25%
Liberty PlugIns	5%
Walters Wholesale	20%

SCHEDULE E

Liabilities

(To be inserted as of the date of the closing. )

Adjustment will be made for items on both this table as well as AR after by mutual agreement.